Exhibit 99.1

Q1 news release FOR THE THREE MONTHS ENDED MARCH 31, 2012

Calgary, April 26, 2012

Imperial Oil announces estimated first quarter financial and operating results

	First quarter
(millions of dollars, unless noted)	2012	2011	%

Net income (U.S. GAAP)	1,015	781	30
Net income per common share - assuming dilution (dollars)	1.19	0.91	30

Capital and exploration expenditures	1,173	859	37

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

Imperial Oil’s earnings in the first quarter of 2012 were $1,015 million, up 30 percent from the first quarter of 2011. Strong operating performance in all business segments allowed us to capture the benefits of both higher liquids realizations and strong mid-continent refining margins in the quarter. A consistent focus on operations excellence and cost efficiency sustains our operating performance while we advance our company growth at Kearl and now at Cold Lake, with our Nabiye project.

This quarter saw an increasing discount for our Western Canadian crude oil production caused by supply/demand imbalances in the North American mid-continent. Our integration provided strong shareholder value as our Downstream segment posted record quarterly earnings, mostly on the performance of three of our four refineries that can capture the value from processing discounted Western Canadian crudes.

The strength of our asset portfolio and deployment of new technologies provides a solid foundation as we progress our decade-long growth strategy to double the size of Upstream production. Capital and exploration expenditures were $1,173 million in the first quarter and funded primarily by cash flow from operations. Spending was primarily directed to advancing the construction of the Kearl oil sands project, while spending on Nabiye is ramping up. The Kearl initial development is expected to start-up by the end of the year and we expect to see production from Nabiye in 2014.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

First quarter items of interest

•	Net income was $1,015 million, compared with $781 million for the first quarter of 2011, an increase of 30 percent. Net income for the Downstream segment was $455 million in the quarter, the best quarter on record.

•	Net income per common share on a diluted basis was $1.19, up 30 percent from the first quarter of 2011.

•	Cash generated from operating activities was $1,047 million, up from $959 million in the first quarter of 2011, and largely covered the capital and exploration expenditures of $1,173 million.

•	Gross oil-equivalent barrels of production averaged 289,000 barrels a day versus 310,000 barrels in the same period last year. Ten thousand barrels a day of lower oil-equivalent production is a result of divestment of natural gas assets completed in 2011.

•	Cold Lake expansion project approved – The Nabiye project was approved in February 2012 for $2 billion and will bring on additional bitumen production of 40,000 barrels per day at Cold Lake. The project will access 280 million barrels of recoverable reserves and is expected to start-up by year-end 2014. Amended regulatory approvals for Nabiye were received in 2010 to improve the environmental performance of the project, highlighted by an energy-efficient 170-megawatt cogeneration facility.

•	Kearl oil sands project update – At the end of the first quarter of 2012, the Kearl initial development was 90 percent complete, and is progressing with expected start-up in late 2012.

•	Canada’s Oil Sands Innovation Alliance launched – Imperial is one of 12 companies that has formed a new alliance to accelerate the pace of improving environment performance in Canada’s oil sands. COSIA’s collaborative approach will build on the work of member companies and existing organizations to materially enhance environmental performance.

•	Cyclic Solvent Process pilot update – Drilling has been completed at Cold Lake on a three-well Cyclic Solvent Process pilot that is expected to start up in late 2013. CSP is a proprietary recovery technology that uses solvent instead of steam to extract oil from oil sands and if successful, could significantly reduce greenhouse gas emissions and eliminate water use in applicable reservoirs.

•	United Way record donation – Imperial Oil and ExxonMobil Canada employees and retirees contributed close to $4.2 million to United Way-Centraide campaigns across Canada in 2011. Imperial has been a loyal supporter of the United Way for more than 25 years.

First quarter 2012 vs. first quarter 2011

The company’s net income for the first quarter of 2012 was $1,015 million or $1.19 a share on a diluted basis, compared with $781 million or $0.91 a share for the same period last year.

Earnings in the first quarter were higher than the same quarter in 2011 primarily due to stronger industry refining margins of about $150 million and higher liquids realizations of about $115 million. These factors were partially offset by higher royalty costs of about $55 million and lower Syncrude volumes of about $30 million.

Upstream net income in the first quarter was $542 million, $14 million higher than the same period of 2011. Earnings benefited from higher liquids realizations of about $115 million. This factor was partially offset by higher royalty costs due to higher realizations of about $55 million and lower Syncrude volumes due to maintenance activities of about $30 million.

Prices for most of the company’s liquids production are based on West Texas Intermediate (WTI) oil markets, a common benchmark for mid-continent North American markets. Compared to the same quarter last year, the average price of WTI crude oil in U.S. dollars in the first quarter of 2012 was higher by about $8.43 a barrel, while Brent crude oil, the benchmark for Atlantic basin oil markets, was higher by about $13.46 a barrel in the first quarter of 2012. This widened the price differential between WTI and Brent crude oils to $15.43 a barrel in U.S. dollars in the first quarter of 2012. The company’s Western Canadian liquids realizations are also impacted by market discounts caused by supply/demand imbalances in the mid-continent North American crude oil market. Discounts for bitumen and synthetic crude oils increased through the first quarter, reflecting high industry refining downtime in mid-continent North America. For the quarter, bitumen realizations averaged $66.24 a barrel, an increase of $10.48 in Canadian dollars compared to the first quarter of 2011.

Gross production of Cold Lake bitumen averaged 157 thousand barrels a day during the first quarter, unchanged from the same period last year.

The company’s share of Syncrude’s gross production in the first quarter was 74 thousand barrels a day, versus 80 thousand barrels in the first quarter of 2011. Higher unplanned maintenance activities were the main contributor to the lower production.

Gross production of conventional crude oil averaged 21 thousand barrels a day in the first quarter, essentially unchanged from the 22 thousand barrels in the first quarter of 2011.

Gross production of natural gas during the first quarter of 2012 was 198 million cubic feet a day, down from 269 million cubic feet in the same period last year. The lower production volume was primarily a result of the impact of divested producing properties and natural reservoir decline.

Downstream net income was $455 million in the first quarter, the best quarter on record and $179 million higher than the first quarter of 2011. Earnings increased primarily due to the favourable impact of stronger industry refining margins of about $150 million. Refining margins were higher in the first quarter as the overall cost of crude oil processed at three of the company’s four refineries followed the trend of WTI prices and Western Canadian crude oils. Canadian wholesale prices of refined products are largely determined by wholesale prices in adjacent U.S. regions, where wholesale prices are predominately tied to international product markets. Stronger industry refining margins are the result of the widened differential between product prices and cost of crude oil processed.

First quarter Downstream earnings in 2012 included a gain of about $15 million from the sale of assets.

First quarter 2012 vs. first quarter 2011 (continued)

Chemical net income was $35 million in the first quarter, compared with $38 million in the same quarter last year with continued strong margins across all product channels.

Net income effects from Corporate and other were negative $17 million in the first quarter, compared with negative $61 million in the same period of 2011. Favourable effects were primarily due to lower share-based compensation charges.

Cash flow generated from operating activities was $1,047 million in the first quarter, an increase of $88 million from the corresponding period in 2011. Higher cash flow was primarily due to higher earnings partially offset by working capital effects, which included inventory built in advance of the company’s extensive second quarter 2012 planned refinery maintenance activities.

Investing activities used net cash of $1,064 million in the first quarter, compared with $806 million in the same period of 2011. Additions to property, plant and equipment were $1,145 million in the first quarter, compared with $822 million during the same quarter 2011. Expenditures during the quarter were primarily directed towards the advancement of Kearl initial development and expansion. Other investments included advancing the Nabiye expansion project at Cold Lake, environmental and efficiency projects at Syncrude, as well as the advancement of the production pilot at Horn River and tight oil acreage acquisitions.

The company’s cash balance was $1,045 million at March 31, 2012, down $157 million from $1,202 million at the end of 2011.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2011 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

FIRST QUARTER 2012

	Three Months
millions of Canadian dollars, unless noted	2012	2011

Net Income (U.S. GAAP)
Total revenues and other income	7,533	6,871
Total expenses	6,181	5,820
Income before income taxes	1,352	1,051
Income taxes	337	270
Net income	1,015	781

Net income per common share (dollars)	1.20	0.92
Net income per common share - assuming dilution (dollars)	1.19	0.91

Other Financial Data
Federal excise tax included in operating revenues	316	315

Gain/(loss) on asset sales, after tax	24	4

Total assets at March 31	26,511	22,008

Total debt at March 31	1,206	755
Interest coverage ratio - earnings basis (times covered)	277.9	336.4

Other long-term obligations at March 31	3,954	2,880

Shareholders’ equity at March 31	14,120	11,764
Capital employed at March 31	15,353	12,551
Return on average capital employed (a) (percent)	24.9	21.7

Dividends declared on common stock
Total	102	93
Per common share (dollars)	0.12	0.11

Millions of common shares outstanding
At March 31	847.6	847.6
Average - assuming dilution	852.5	854.1

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

FIRST QUARTER 2012

	Three Months
millions of Canadian dollars	2012		2011

Total cash and cash equivalents at period end	1,045		301

Net income	1,015		781
Adjustment for non-cash items:
Depreciation and depletion	190		188
(Gain)/loss on asset sales	(29)		(6)
Deferred income taxes and other	48		(90)
Changes in operating assets and liabilities	(177	) (a)	86
Cash flows from (used in) operating activities	1,047		959

Cash flows from (used in) investing activities	(1,064)		(806)
Proceeds from asset sales	78		14

Cash flows from (used in) financing activities	(140)		(119)

(a)	2012 cash flows from operating activities was negatively impacted by seasonal inventory builds partially offset by other working capital effects.

Attachment III

IMPERIAL OIL LIMITED

FIRST QUARTER 2012

	Three Months
millions of Canadian dollars	2012	2011

Net income (U.S. GAAP)
Upstream	542	528
Downstream	455	276
Chemical	35	38
Corporate and other	(17)	(61)
Net income	1,015	781

Revenues and other income
Upstream	2,492	2,339
Downstream	6,582	6,067
Chemical	426	420
Eliminations/Other	(1,967)	(1,955)
Total	7,533	6,871

Purchases of crude oil and products
Upstream	1,021	861
Downstream	5,021	4,769
Chemical	314	307
Eliminations	(1,970)	(1,957)
Purchases of crude oil and products	4,386	3,980

Production and manufacturing expenses
Upstream	591	599
Downstream	341	337
Chemical	45	43
Production and manufacturing expenses	977	979

Capital and exploration expenditures
Upstream	1,145	818
Downstream	23	36
Chemical	1	2
Corporate and other	4	3
Capital and exploration expenditures	1,173	859

Exploration expenses charged to income included above	28	37

Attachment IV

IMPERIAL OIL LIMITED

FIRST QUARTER 2012

Operating statistics	Three Months
	2012	2011

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	157	157
Syncrude	74	80
Conventional	21	22
Total crude oil production	252	259
NGLs available for sale	4	6
Total crude oil and NGL production	256	265
Gross natural gas production (millions of cubic feet a day)	198	269

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	289	310

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	118	120
Syncrude	65	75
Conventional	15	16
Total crude oil production	198	211
NGLs available for sale	3	4
Total crude oil and NGL production	201	215
Net natural gas production (millions of cubic feet a day)	194	249

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	233	256

Cold Lake blend sales (thousands of barrels a day)	209	211
NGL Sales (thousands of barrels a day)	11	9
Natural gas sales (millions of cubic feet a day)	183	251

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	78.32	81.18
NGL realizations (a barrel)	49.97	60.48
Natural gas realizations (a thousand cubic feet)	2.36	3.85
Synthetic oil realizations (a barrel)	98.41	93.24
Bitumen realizations (a barrel)	66.24	55.76

Refinery throughput (thousands of barrels a day)	438	452
Refinery capacity utilization (percent)	86	89

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	204	210
Heating, diesel and jet fuels (Distilates)	150	166
Heavy fuel oils (HFO)	24	26
Lube oils and other products (Other)	35	36
Net petroleum products sales	413	438

Petrochemical Sales (thousands of tonnes)	265	272

(a)	Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

FIRST QUARTER 2012

			Net income
	Net income (U.S. GAAP)		per common share
	(millions of Canadian dollars	)	(dollars	)

2008
First Quarter	681		0.76
Second Quarter	1,148		1.29
Third Quarter	1,389		1.57
Fourth Quarter	660		0.77
Year	3,878		4.39

2009
First Quarter	289		0.34
Second Quarter	209		0.25
Third Quarter	547		0.64
Fourth Quarter	534		0.63
Year	1,579		1.86

2010
First Quarter	476		0.56
Second Quarter	517		0.61
Third Quarter	418		0.49
Fourth Quarter	799		0.95
Year	2,210		2.61

2011
First Quarter	781		0.92
Second Quarter	726		0.86
Third Quarter	859		1.01
Fourth Quarter	1,005		1.19
Year	3,371		3.98

2012
First Quarter	1,015		1.20